  EXHIBIT 10.1

January 10, 2022

Mr. Brian Baker

Hand-delivered

RE:      Employment Offer – Chief Operating Officer

Dear Brian:

On behalf of Bird & Cronin, LLC and its parent company, Dynatronics Corporation, and its affiliate Hausmann Enterprises, LLC (collectively “Dynatronics”) I am pleased to offer you the position of Chief Operating Officer. Your proven qualifications and experience qualify you to receive this offer:

Position/Title:	Chief Operating Officer – classified as an exempt position under the Fair Labor Standards Act. You will not be eligible for overtime pay.

You will report directly to the Chief Executive Officer.

Employer:	Your employer will be Bird & Cronin, LLC (“Employer”) and you will be eligible for Dynatronics benefits as described below.

Pay Rate:	Starting salary will be $250,000.00 USD a year, paid $9,615.38 bi-weekly (every other Friday) paid via direct deposit by Employer.

Annual Bonus:

Starting with Dynatronics Fiscal Year 2022 (July 1, 2021 – June 30, 2022), you will be eligible for an annual cash bonus, pro rata, for a targeted payout of $43,500 (17.5% of base salary) cash USD. The cash bonus will be based on Dynatronics results and successful completion of individual performance against set goals. You must be employed on the date the bonus is paid in order to be eligible. The Compensation Committee of the Board of Directors will assess the goals to determine annual payout. Bonuses, if approved, are generally paid in September following a plan year.

Annual Equity Award:

You will be eligible for an annual equity award, pro rata, of Restricted Stock Units (“RSUs”) up to a targeted value of $43,500 (17.5% of base salary). The RSUs will be priced at the closing market share price of Dynatronics common stock on the date of the grant. Fifty percent (50%) of the RSUs will vest on the date of the grant and fifty percent (50%) of the RSUs will vest on the first anniversary date of the grant. The annual equity award will be based on Dynatronics results and the successful completion of individual performance against set goals. The Compensation Committee of the Board of Directors will assess the goals to determine annual award. Bonuses, if approved, are generally paid in September following a plan year.

Responsibilities:	The following duties of this position are intended to be illustrative and not inclusive:

•	Formulates long and short-term strategies, organization structure, policies, programs, processes, and objectives that support the organization in achievement of goals.

•	Develops the operations strategy and objectives to ensure that products conform to established customer and company quality standards and expectations.

•

Leads the integrated business Sales and Operational Planning process for company including demand and supply planning, procurement and distribution execution and financial reconciliation of inventory plans.

1

•	Owns global purchasing, reporting, usages and stock replenishment processes. Identifies and resolves issues and ensures supply chain effectiveness.

•

Establishes and maintains metrics for the department including forecast and delivery accuracy, inventory, warehouse and supplier performance and other data leading to identification and implementation of improvements.

•

Ensures product integrity and regulatory compliance through partnership with RA/QA operations and conformance to company Quality Management System in accordance with FDA Quality System Regulations and ISO 13485 guidelines.

•

Maintains GMP compliant warehouse/distribution locations to ensure proper material flow, cleanliness, receiving, warehousing and distribution. Ensures robust and QMS compliant supply chain for company product.

•

Provides leadership that maximizes employee talents, promotes a high-performance work environment, and demonstrates consistent performance management including mentoring, coaching, and career development practices.

•	Selects, develops, manages and continuously recalibrates of staff.

•

Plays a lead role in the diligence process for future acquisitions. Drives the integration of acquisitions into Dynatronics by implementing the company processes and policies into the acquired company.

•

Drives a culture of continuous improvement through the organization. Identifies and implements metrics to measure operational performance and to hold the entire organization accountable to achieve our key results.

•	Perform additional, related duties as needed

Benefits:

In addition to your compensation, you will be eligible to receive additional benefits which are offered by Dynatronics. Benefit eligibility begins on the 1st of the month following hire date. The Dynatronics benefits are described in detail in the employee Benefits Guide with the current 401(k) and PTO policies summarized below.

Paid Time Off: You will be eligible for Dynatronics’ unlimited, flexible Paid Time Off (PTO) policy, which does not prescribe vacation/sick days or a set PTO accrual. You will simply continue to receive your regular pay when taking time away from work for vacation or other personal reasons. However, extended leaves of absences (e.g., medical leave under FMLA) are excluded and will need to be separately negotiated.

401(k)

You will be eligible for Dynatronics 401(k) retirement program administered by Fidelity Investments. You will become eligible to participate in this program on the 1st of the month following hire date. You will be eligible for a match of 50% of your contributions, up to a maximum of 6% of eligible compensation and caps at $3,000 annually. The Employer’s contributions vest over a 6-year period (Year 1: 10%, Year 2: 20%, Year 3: 40%, …, Year 6: 100%).

Expenses:	Your Employer will promptly reimburse you for all reasonable business expenses incurred by you in performing your duties.

Code of Ethics:

Your Employer and Dynatronics are committed to maintaining the highest ethical standards and to conducting business with the highest level of integrity. Employees are required to adhere to all policies, including its Code of Business Ethics and uphold an uncompromising standard of conduct, honesty, integrity, and ethics in dealing with each other and with customers, regulators, vendors, and all other third parties. In addition to personally complying with the Code of Business Ethics, employees have a responsibility to report any violations of such policy. Failure to abide by this Code or report any violation will result in disciplinary action, up to and including termination of employment.

2

Other Employment:

During the term of your employment you may not engage in secondary employment or consulting services without advanced written permission from Dynatronics President and Chief Executive Officer, whose permission may be withheld for any reason.

Non-compete:

As a condition of employment, you will be required to sign a confidentiality agreement and non-compete agreement that will limit your ability to be employed by a competitor of Dynatronics for a 12-month period following your termination.

Prior Covenants:

You represent that you are not party to any restrictive covenant from prior employment limiting your ability to perform the duties described in this offer of employment and that accepting this offer of employment will not knowingly violate any restrictive covenant imposed on you by a prior employer. You and Dynatronics agree that Dynatronics has no interest in any information you may have that is deemed proprietary or confidential under any restrictive covenants with any prior employer or other third party. You will not divulge such information, directly or indirectly, to Dynatronics. You will not use or disclose proprietary or confidential information or trade secrets of any former employer or other person or other entity with which you have any agreement or duty of confidentiality.

At will:

As an at-will employer, your Employer reserves the right to terminate any employee at any time for any reason or for no reason at all. It should be understood that this offer of employment is not a contract nor is it a guarantee of employment for any specific period of time. This provision is subject to the laws of the state in which you live.

Start Date:	Once you have accepted our offer, we would like your official employment start date to be no later than January 17, 2022. This date is negotiable, depending on your availability.

We are genuinely excited about adding you to our team. We look forward to hearing back from you by the end of business on January 14, 2022 in order to facilitate sufficient time for background check and drug screen results.

By signing below, I acknowledge I have received the foregoing information regarding my employment offer and related pay and benefits provided in accordance with Minnesota Statutes sec. 181.032. I understand that Bird & Cronin, LLC and its parent company, Dynatronics Corporation, employment is not for a specific term and can be terminated by the company at any time for any reason, with or without cause. Notices will be available in translated forms. Please contact our office at 651-683-1111 to request a particular language.

Sincerely,

John Krier

John Krier

Chief Executive Officer

Understood and Accepted as of January 17, 2022:

Signed: /s/ Brian Baker

              Brian Baker

3